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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF O'MELVENY & MYERS LLP]

                                    May
                                    29th
                                    1 9 9 8

(310) 553-6700                                                   OUR FILE NUMBER
WRITER'S DIRECT DIAL NUMBER                                            043,280-1


Balance Bar Company
1015 Mark Avenue
Carpinteria, CA 93013

Dear Ladies and Gentlemen:

          Balance Bar Company (the "Company") is registering up to 2,760,000 shares of its Common Stock, par value $0.01 per share, of which 1,003,372 shares are being sold by the Company (the "Company Shares") and up to 1,756,628 shares are being sold by certain selling stockholders of the Company (the "Stockholder Shares," and together with the Company Shares, the "Shares"), under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 8, 1998, as amended (the "Registration Statement"). In connection with this transaction, you have requested our opinion with respect to the matters set forth below.

          We have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinion expressed below.

          For the purposes of this opinion, we are assuming that (a) the conversion of all outstanding shares of the Company's preferred stock, which is conditioned upon the declaration of the effectiveness of the Registration Statement, occurs, and (b) the shares of Common Stock that are to be issued upon conversion of all outstanding shares of the Company's preferred stock (the "Conversion Shares," and together with the Split Shares and Company Shares, the "Newly Issued Shares") will be issued in conformity with the terms of the Company's Restated Certificate of Incorporation.

          We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

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          Subject to the foregoing and in reliance thereon, it is our opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company; upon the issuance and delivery of the Newly Issued Shares in accordance with such authorization, the payment for the Company Shares as contemplated in the Registration Statement, the countersigning of the certificate or certificates representing the Newly Issued Shares by a duly authorized signatory of the registrar for the Company's Common Stock, and the transfer of an amount representing the par value of the Split Shares to the capital account, the Shares will be validly issued, fully paid and non-assessable.

          We consent to your filing this opinion as an exhibit to the Registration Statement and the reference to our firm contained under the heading "Legal Matters."

                              Very truly yours,


                              /s/ O'Melveny & Myers LLP
                              O'MELVENY & MYERS LLP